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                                                     Final revised June 28, 1999
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                                                                     Exhibit 3.2
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ORGANIZATIONAL REGULATIONS OF LOGITECH INTERNATIONAL SA
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1.    Governing principles

      These organizational regulations (hereafter the "Regulations") are adopted
                                                       -----------
      in accordance with Article 17 of the Articles of Incorporation of the Company.

      They govern the organization, the voting procedure, as well as the powers and duties of the following organs of the Company:

          - Board of Directors
          - Chairman of the Board of Directors
          - Chief Executive Officer
          - Group Management Team


2.    The Board of Directors

    2.1   Organization

          The Board of Directors, constituted at a minimum by three members, is self-governed.

          The members of the Board of Directors are elected for a 3-year term which is indefinitely renewable.

          At the first meeting following the ordinary general shareholders' meeting, the Board of Directors appoints a Chairman, a Vice-Chairman or a Co-Chairman, and a Secretary. It is not mandatory that the Secretary be a member of the Board of Directors or a shareholder.

          The term of office of the Chairman matches the term of office of his appointment as a member of the Board of Directors. He can be indefinitely reelected as a Chairman.
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                                      -2-



    2.2   Meetings, convening of meetings and agenda

          A meeting of the Board of Directors may be called by the Chairman as often as the business of the Company requires.

          The Board of Directors may also be convened upon request of any one of the directors. Such request is made to the Chairman in writing, and it includes the reasons for which the Board meeting is being called. Upon receipt of such request, the Chairman shall convene the Board of Directors without delay.

          The notice convening the Board meeting shall mention the day, the time and the place of the meeting, as well as the agenda. The relevant documentation relating to the forthcoming meeting shall be delivered reasonably in advance. Resolutions on items that were not mentioned in the agenda may only be taken if all members of the Board of Directors have been consulted, except in case of emergency.

          The Board of Directors is chaired by the Chairman and, in case of his absence, by the Vice-Chairman (or Co-Chairman) or, if he is absent, by another member of the Board of Directors.

          Board meetings may be validly held by way of video conference or telephone conference.

    2.3   Vote, minutes

    2.3.1 Vote

          The Board of Directors takes its resolutions by the approval of the absolute majority of the members who are present. In the event of a tie, the Chairman has a casting vote.

          The resolutions of the Board of Directors may be taken by way of circular letter, provided that no member requests a discussion.

          The resolutions by way of circular letter are adopted if they have been approved by the majority of the members of the Board of Directors. In the event of a tie, the Chairman has a casting vote.
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                                      -3-


   2.3.2  Minutes

          The discussions and the resolutions of the Board of Directors are set forth in minutes, signed by the Chairman and the Secretary. Each member of the Board of Directors receives a copy of the minutes. The resolutions taken by way of circular letter must be included in the minutes of the following meeting of the Board of Directors.


          The minutes of each meeting must be ratified at the following meeting of the Board.

   2.4    Attribution of powers

   2.4.1  Powers delegated by the Board

          The Board of Directors delegates the entire management of the Company to the Chief Executive Officer and to the Group Management Team, except where the law, the Articles of Incorporation or the present Regulations provide differently.

   2.4.2  Powers not delegated by the Board

          The Board of Directors exercises at any time the superior management and supervision of the Company. It issues directives concerning the business policy and keeps itself regularly informed on the Company's performance.

          In particular, the Board of Directors has the following non-transferable and inalienable powers and duties:

          1. It ultimately oversees the Chief Executive Officer and the Group Management Team and issues the necessary guidelines; this includes the determination of strategic objectives, the allocation of resources and the company policy;

          2.  It determines the organization structure;

          3. It establishes accounting and financial control principles as well as the financial plan;

          4. It appoints and dismisses the Chief Executive Officer and the members of the Group Management Team and resolves on their signatory power;
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                                      -4-


          5. It exercises the ultimate supervision of the persons in charge of the management of the business in order to ensure that their activity is carried out in compliance with the law, the Articles of Incorporation, the internal regulations and the instructions given;

          6. It oversees the preparation of the annual report, prepares the shareholders' meetings and carries out its decisions;

          7. It informs the judge in case of overindebtedness (technical insolvency);

          8. It takes resolutions regarding the payment of non fully paid-in shares (Art. 634 aCO).

          The Board of Directors keeps the power to resolve itself on the following objects:

          a)  the signatory power of its members, if any;
          b)  the approval of the budget submitted by the Chief Executive
              Officer;
          c) the approval of any type of investment or acquisition not included in the approved budgets;
          d) the approval of the acquisition and sale, as well as the constitution of security interests, over the Company's real estate.

   2.4.3  Special committees

          Within its ranks, the Board of Directors constitutes the following two committees in charge of specific issues; the recommendations of these two committees are submitted to the Board of Directors for approval:

          a)  Audit Committee
          b)  Compensation Committee

          The Board of Directors shall issue charters for each of these Committees which define their attributions and powers.

     2.5  Right to information and consultation

          Each member of the Board of Directors has the right to obtain information on the entire business of the Company. During the meetings, each member of the Board may request information from the other members as well as from the persons entrusted with the management.
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                                      -5-



          Outside of the meetings, each member of the Board of Directors may request from the persons entrusted with the management information regarding the course of business and, with the authorization of the Chairman, on specific business issues. To the extent it is necessary for the accomplishment of his duties, each member of the Board of Directors may request from the Chairman to review the books and files. If the Chairman rejects a request for information, for a hearing or for consultation, the Board of Directors decides.

   2.5.1  Reports

          During each meeting, the Board of Directors must be informed by the Chief Executive Officer on the development of the current affairs and on important events. Extraordinary events are to be notified to the members of the Board of Directors in the shortest possible time by circular letter.

     2.6  Remuneration of the Board of Directors

     2.7  Signatory rights

          The Chairman and those members of the Board of Directors who shall have the right to represent the Company shall have either:
          a. Collective signature authority, to be exercised together with another person authorized to sign, or
          b. Individual signature authority, in which case their acts require prior approval of another person authorized to sign.

          In all events, there must be the signature of at least one member of the Board of Directors on documents on behalf of the Company.
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                                      -6-


      2.8  Discretion, secrecy

           Each member of the Board of Directors is accountable for the documents entrusted to him. Each member is under an obligation to maintain absolute confidence towards third persons on the facts which came to his attention during the exercise of his directorship.

      2.9  Age limit

           No member of the Board of Directors can seek reelection after he has reached the age of 70 years, except for a contrary resolution of the Board of Directors. The same age limit is applicable to the Board of consolidated subsidiaries.

           A member of the Board who has reached the age limit during the term of his directorship may remain a director until the expiration of its term.


3.    The Chairman of the Board of Directors

      In urgent cases, the chairman of the Board of Directors has the power to take on his own a decision which would otherwise fall in the competence of the Board, provided that a resolution by way of circular letter in accordance with Art. 2.3.1 above is not possible or practicable.

      Decisions taken by the Chairman of the Board in this way shall be immediately notified in writing to the other members of the Board, and are subject to ratification by the Board of Directors at its next meeting or by way of circular letter.


4.    The Chief Executive Officer

      4.1  General responsibilities

           In application of Article 17 of the Articles of Incorporation and subject to Article 2.4 above, the Board of Directors delegates the entire management of the business to the Chief Executive Officer, who does not need to be a member of the Board of Directors.
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                                      -7-


      The Chief Executive Officer spends his full time in this capacity. He conducts the business with the support of the Group Management Team. He organizes the Group Management Team and presides its meetings.

      4.2  Detailed list of responsibilities

           The Chief Executive Officer has, in particular, the following responsibilities and prerogatives:

           -  Define and implement the short and medium term strategy and plans;

           - establish preliminary and final budgets for submission to the Board of Directors for approval;

           - produce the Company's preliminary financial statements as well as the annual report for submission to the Board of Directors for approval and subsequent presentation to shareholders;

           - hire, dismiss and promote employees, except employees appointed by the Board of Directors (Art. 2.4.2 and 5.1);

           -  implement the decisions taken by the Board of Directors;

           - report regularly to the Chairman of the Board of Directors on the evolution of the business;

           - prepare supporting documents for decisions which are to be made by the Board of Directors;

           - decide on issues that are brought to his attention by the Group Management Team;

           - keep the share register of the Company, under the supervision of the Board of Directors.

           Any resolutions on items exceeding the limits mentioned above in this
           Article 4.2 must be taken by the Board of Directors.
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                                      -8-


      4.3  Reporting line

           The Chief Executive Officer reports to the Board of Directors.

      4.4  Salary

           The Board of Directors fixes the compensation, including salary and bonus, of the Chief Executive Officer. If the Chief Executive Officer is a member of the Board of Directors, he is entitled to a separate salary for his activity as Chief Executive Officer.

5.    The Group Management Team

      5.1  Appointment, dismissal, remuneration

           The Board of Directors appoints and dismisses the members of the Group Management Team indicated on the organization chart that is
                                                  ------------------
           enclosed with the present Regulations. It fixes their remuneration.

      5.2  Roles and responsibilities

           The roles and responsibilities of the members of the Group Management Team (the "Managers"') are defined by the organization chart that
                      --------                       ------------------
           is enclosed with the present Regulations, as well as in the job description of each of the Managers.

      5.3  Subordination

           The Managers are directly subordinated to the Chief Executive Officer. They keep him informed on the development of the business in general, as well as on events that impact the Company.

6.    Final provisions

      6.1  Entry into force

           The present Regulations shall take effect upon their approval by the Board of Directors.
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                                      -9-


      6.2  Amendments

           On the Chairman's request, the present Regulations, including the organization chart, must be reviewed and, as the case may be, updated on a yearly basis, i.e. during the first meeting of the Board of Directors following the ordinary shareholders meeting or as often as the business of the Company requires.

           Decisions regarding amendments of the present Regulations need to be approved by the absolute majority of the attending members.




Adopted as of the 24th of April, 1996, and amended as of the 28th of June, 1999.

ROMANEL, SWITZERLAND


                                                     /s/ The Chairman


                                                     /s/ The Secretary




Annex: Organization Chart (Art 5.1 and 5.2)
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